Exhibit 10.1

A04

Contract of Maximum Amount of Claim

No. A04000010070700005

Party A: Bank of Nanjing Co., Ltd.
Party B: Golden Way Nanjing Garment Co., Ltd.

In order to ensure Party A has its claim paid by Party B to the maximum amount, and to clarify the domain of credit of the guaranty of maximum amount, Party A and Party B have entered into the Contract for common observance and joint performance, according to governing laws, regulations and rules, and through negotiation and agreement.

Article 1  Definitions and Explanations

1.1
Maximum Amount of Claim referred to in the Contract is the maximum amount of the claims (including but not limited to such on-or-off balance sheet businesses as a loan, a commitment of loan, an acceptance, a discount cash, a bond buy-back, a business financing, a factor, a letter of credit, a letter of guarantee, an overdraft, an inter-bank lending, a guaranty, etc.) that will be determinated in succession during a given term (i.e. Claim-determinating Term). It is the summation of the balances of a credit Party A grants Party B during a given term, including the following two portions of undue balances of claim and due but unpaid balances of claim:

(1)	Undue balance is the summation of all the claim balances to be paid but not paid because the term of debt-paying has not expired;
(2)	Due but unpaid balance is the summation of all the claim balances not paid by Party B despite of the expiration of the debt-paying term.
The above-mentioned Maximum Amount of Claim does not include a full amount pledge provided by a deposit certificate, national debt, guarantee deposit, Golden Plum Blossom financing product, or a full amount irrevocable guaranty of joint and several liability provided by a financial organization recognized by Party A, or a full amount policy-based credit insurance provided by China Export & Credit Insurance Corporation, or the credit amount guaranteed by other measures which are capable of risk compensation to the full amount and are recognized by Party A.
1.2	Claim-determinating Term in the Contract is the period of time when claims occur. The claim of a guaranty of maximum amount is determinated when this Term expires.

Article 2  The Maximum Amount of Claim and the Claim-determinating Term

The Maximum Amount of Claim under the Contract is RMB50,000,000.00, said Fifty Million RMB Yuan. The Claim-determinating Term is from July 6, 2010 to July 6, 2012.

During the above-mentioned period of Term, the summation of the credit balances granted to Party B by Party A shall not exceed the Maximum Amount of Claim. When some claims are repaid, Party B may apply for the re-use of the repaid portion.

Article 3  The Occurrence of Claim

The above-mentioned Maximum Amount of Claim does not mean a public granting of credit by Party A to Party B, and does not constitute any commitment of Party A for Party B.
During the Claim-determinating Term and within the Maximum Amount of Claim, Party B applies for specific businesses amount by amount based on its fund shortage, and only can use the capital after Party A has audited, ratified, and agreed to its usage. The beginning date of such a business shall be within the Claim-determinating Term, but the ending date of such a business shall or shall not be within this Term depending on the specific business contracts, agreements or the applications related to the business. These specific business contracts, agreements or the applications related to the business are all the legal part of the Contract.

Article 4  The Guaranty of Maximum Amount

4.1	To ensure that Party B makes the repayment of the claims occurred in succession during the Claim-determinating Term, one or more forms of guaranty are provided to Party A by the following sureties:
(1)
Jiangsu Ever-Glory International Group Corporation provides the guaranties of suretyship of maximum amount, and concludes with Party A related Contracts of Suretyship of Maximum Amount at the time when the Contract takes effect.

(2)
Golden Way Nanjing Garment Co., Ltd. provides a pledge guarantee of maximum amount, and concludes with Party A a related Contract of Pledge of Maximum Amount at the time when the Contract takes effect.

(3)	/ provides the pledge of rights guarantee of maximum amount, and concludes with Party A a related Contract of Pledge of Rights of Maximum Amount at the time when the Contract takes effect.
4.2	For any change to the guaranty under the Contract which went against the claim of Party A, Party B, by notification of Party A, shall provide further guaranty recognized by Party A as required.

Article 5  Remedy for Breach of the Contract

In case of any violation by Party B of laws, regulations, rules, etc. or any stipulations of the Contract, Party A is entitled to execute one or more of the following rights:
(1)	to demand Party B rectify its violation within a definite time;
(2)	to demand Party B provide further guaranty recognized by Party A;

(3)
to demand Party B takes the default liability, and compensate all loss sustained by the Party A and bear all charges and expenditures made by the Party A (including but not limited to a retaining fee, any legal cost, arbitration charge, appraisal charge, damage provention, enforcement cost, notarization fee, assessment fee, auction cost) ;

(4)	to execute other rights provided by laws, rules, regulations, or stipulations of the Contract.

Article 6  Applicable Laws and Settlement of Disputes

6.1	The Contract is concluded in accordance with the laws of People’s Republic of China, which are applicable to the Contract.
6.2
Any dispute occurred in the course of the execution of the Contract shall be settled through negotiations. In case of no settlement is reached, Type 1 shall be chosen from the following settling manners:

(Type 1) Bring a lawsuit to the People’s Court at the locality of Party A.
(Type 2)
Apply to / Arbitration Commission for arbitration (the locality is / ) with the arbitration rules active and effective at the time the application is made. The arbitration decision is final and binding on both parties.

In the course of lawsuit or arbitration, terms and conditions under the Contract which are not involved in the dispute shall still be executed or fulfilled.

Article 7  Effectiveness, Alteration and Termination of the Contract

7.1
The Contract shall enter into effect on the day when it is signed by or sealed with the name stamp of the legal representative, principle, or authorized representative of Party A and sealed with the Corporate Seal or Special Contract Seal of Party A, and signed by or sealed with the name stamp of the legal representative or authorized representative of Party B and sealed with the Corporate Seal or Special Contract Seal of Party B

7.2
After the Contract enters into effect, neither Party A nor Party B shall arbitrarily alter or terminate it unless further stipulated by the Contract; in the case of needy alteration or termination, a written agreement should be reached by both parties through negotiation. All terms and conditions of the Contract remain effective before such written agreement is reached.

Article 8  Other Stipulations

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Article 9  Supplementary Provisions

9.1	The Contract is made in three copies, one is held by Party B, and one is held by Party A, and each copy has the equal legal force.

9.2	Any matters not covered by the Contract shall be handled in compliance with relevant national laws, regulations and rules.

Article 10  Declaration Provisions

10.1
In signing and exercising the Contract, both parties have been approved by law or have been given the approval by the competent decision-maker stipulated in their respective articles of corporation or by government supervision department, and obtained the necessary, sufficient and legal authorization.

10.2
In signing the Contract, the parties expressed their true intentions, the signatures and seals were genuine, the signing representatives are authorized, and the Contract has legally binding on both parties.

10.3
Party B has the right to own its whole property, and all the documentation it produced to Party A is true, legal and effective, and contains neither mistake nor omission of facts which disagrees with the truth.

10.4
Party B has read all the content of the Contract. As requested by Party B, Party A has made relevant explanation on the terms and conditions of the Contract. Party B has got a full knowledge and understanding of the significations and legal consequences of the stipulations of the Contract.

16.5	Party A is a legally established bank, and is qualified to operate the business under the Contract.

Party A:	Party B:
Bank of Nanjing Co., ltd.	Golden Way Nanjing Garment Co., Ltd.
(Seal)	(Seal)

Legal Representative	Legal Representative
(Principle or Authorized Agent):	(or Authorized Agent):
(Signature)	(Signature)
Lin Fuzhi (name seal)	Sun Jiajun (name seal)

Address:	Address:
Post Code:	Post Code:
Contact No.:	Contact No.:
Date of Signing: 2010/8/2	Date of Signing: 2010/8/2